EXHIBIT 5.1

WYRICK ROBBINS YATES & PONTON LLP

Attorneys at Law

The Summit

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

July 12, 2006

Pharmaceutical Product Development, Inc.

3151 South Seventeenth Street

Wilmington, North Carolina 28401

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company’s Common Stock, $0.05 par value per share (the “Shares”). We understand that the Shares are to be issued pursuant to the Company’s Employee Stock Purchase Plan. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your securities counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP
Wyrick Robbins Yates & Ponton LLP